                         KVI SUBORDINATED LOAN AGREEMENT


     THIS KVI SUBORDINATED LOAN AGREEMENT, dated as of April 21, 1995 is entered into by and between:

     (1) KLEER-VU INDUSTRIES, INC., a Delaware corporation, as borrower ("BORROWER"); and

     (2) SIGNAL RESOURCES, a California general partnership of which H.P. Park and David W. Hardee are the general partners ("LENDER").


                                    RECITALS

     WHEREAS, Borrower has requested that Lender loan Borrower One Million Five Hundred Thousand Dollars ($1,500,000) (such indebtedness and any other indebtedness of Borrower to Lender hereunder being hereinafter referred to as the "LOAN") which will be used by Borrower for general corporate purposes;

     WHEREAS, David Hardee, H.P. Park and a one or more partnerships affiliated with David Hardee and H.P. Park have made various demand loans to Borrower (the "EXISTING LOANS") aggregating One Million Five Hundred, Two Thousand Two Hundred Forty-Nine Dollars and Sixty Cents ($1,502,249.6O) in original principal amount;

     WHEREAS, in addition to such unpaid principal amount, the Existing Loans also include accrued interest as of April 25, 1995 of Fifty-One Thousand Nine Hundred Sixty-Three Dollars and Thirty-Five Cents ($51,963.35);

     WHEREAS, the aggregate unpaid principal and interest of the Existing Loans as of April 25, 1995 is One Million Five Hundred Fifty-Four Thousand, Two Hundred Twelve Dollars and Ninety-Five Cents ($1,554,212.95);

     WHEREAS, the Existing Loans have been assigned to Lender by David Hardee, H.P. Park and such other partnership;

     WHEREAS, PMF has required (as a condition to the Senior Subordinated Loan) that One Million Five Hundred Thousand Dollars ($1,500,000) of the Existing Loans be rolled-over into the Loan pursuant to the terms of this Agreement;

     WHEREAS, Borrower has loaned the proceeds of the Existing Loans to KVP, PAS and Proline (as hereinafter defined);

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


     WHEREAS, as a condition to the Senior Subordinated Loan, $1,500,000 of Borrower's loan to KVP, PAS and Proline has been converted into an equity contribution; and

     WHEREAS, the remaining portion of this loan to KVP, PAS and Proline (not to exceed $55,000) will be repaid to Borrower from KVP, PAS and Proline, immediately following the closing of the Senior Subordinated Loan, and then used by Borrower to repay the portion of the Existing Loans which has not been rolled-over into the Loan.

     NOW, THEREFORE, in consideration of the matters set forth in the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower and Lender agree as follows:

1.   DEFINITIONS

     1.1  GENERAL TERMS.

          As used in this Agreement, the following terms shall have the following definitions:

          "ADDITIONAL LOANS" means unsecured additional loans made to Borrower within twelve months of the Closing Date in an amount not to exceed $1,500,000 in the aggregate having terms and conditions which are substantially identical to the terms and conditions of this Agreement; provided that the lender or lenders making such additional loans are reasonably acceptable to Lender and at the time such additional loans are made no Potential Default or Event of Default has occurred and is continuing or would result therefrom.

          "AFFILIATE" with respect to the Borrower means any Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with Borrower, (b) that directly or beneficially owns or holds ten percent (10%) or more of all classes of the voting stock of Borrower, (c) ten percent (10%) or more of whose voting stock (or in the case of a Person which is not a corporation, ten percent (10%) or more of the equity interest or economic value of which) is owned directly or beneficially or held by the Borrower, or (d) ten percent (10%) or more of whose voting stock is owned directly or beneficially or held by a Person referred to in
          (a), (b) or (c) above.

          "AGREEMENT" means this Borrower Loan Agreement, all exhibits and schedules hereto, all concurrent and subsequent riders to this Borrower Loan Agreement and all extensions, supplements, amendments, modifications or restatements to or of this Borrower Loan Agreement and/or to or of all such riders.

          "BANKRUPTCY CODE" means the Bankruptcy Reform Act, Title 11 of the United States Code, as amended from time to time, or any successor statute.

          "BASIC INTEREST" shall have the meaning given to such term in SECTION 2.2(A).

          "BENEFIT PLAN" means an employee pension benefit plan of Borrower or an ERISA Affiliate which is subject to Title IV of ERISA.

          "BOOKS" with respect to any Person means all of the books and records of such Person including, but not limited to: minute books; ledgers; records indicating, summarizing, or evidencing such Person's assets, liabilities; records indicating, summarizing, or evidencing such Person's business operations or financial condition; records indicating, summarizing, or evidencing such Person's compliance with or problems or activities concerning Environmental Laws; and all computer programs, disc or tape files, printouts, runs, and other computer prepared information and the equipment containing such information and all software necessary to operate the same.

          "BUSINESS DAY" means any day other than (i) a Saturday or Sunday, (ii) a day on which banks in Los Angeles, California or San Francisco, California are required to be closed, or (iii) a day on which Lender is closed.

          "CAPITAL EXPENDITURES" means expenditures for fixed or capital assets or any debits, resulting from an expenditure of cash, to the property, plant and equipment accounts in accordance with GAAP.

          "CHANGE IN CONTROL" shall be deemed to have occurred with respect to Borrower or any of its Subsidiaries upon the earliest to occur of any of the following:

               (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder), excluding each of H.P. Park, Hardee Capital Partners, L.P., David Hardee, and Lender, acquires, directly or indirectly, fifteen percent (15%) or more of the Full Voting Power of Borrower. "Full Voting Power" shall mean the right to vote in the election of one or more directors through proxy or by the beneficial ownership of common stock of the company or other securities then entitled to vote in the election of one or more directors. For purposes of calculating the percentage ownership of Full Voting Power of a company, all warrants, options or rights held by all persons with respect to that company shall be deemed to have been exercised and all convertible or exchangeable securities shall be deemed to have been converted or exchanged, as the case may be (disregarding for such purposes any restrictions on conversion, voting (such as proxies), exchange or exercise), in each case for the maximum number of shares of common stock of that company or other securities entitled to then vote in the election of one or more directors;

               (b) Borrower ceases to have any securities registered under the Exchange Act; or

               (c) there occurs a "voting shift" as to an aggregate of fifteen percent (15%) or more of the Full Voting Power of Borrower resulting from a default under one or more pledge agreements between one or more shareholders of Borrower and one or more third parties.

          "CLOSING" has the meaning set forth in SECTION 4.1 hereof.

          "CLOSING DATE" means the date on which the conditions precedent under
          SECTION 4 hereof have been satisfied and the Loan has been made.

          "BORROWER" shall have the meaning given to such term in the introduction to this Agreement.

          "CONSOLIDATED CURRENT ASSETS" means, at any particular time, all items which would, in conformity with GAAP, be classified as current assets on a consolidated balance sheet of Borrower and its Subsidiaries, as at such time.

          "CONSOLIDATED CURRENT LIABILITIES" means, at any particular time, all items which would, in conformity with GAAP, be classified as current liabilities (including deferred taxes payable, and other deferred liabilities) on a consolidated balance sheet of Borrower and its Subsidiaries, as at such time.

          "DEBT SERVICE COVERAGE RATIO" means, with respect to any period, the ratio of (a) the consolidated net income after taxes for such period of Borrower and its Subsidiaries excluding pre-tax extraordinary gains or losses, PLUS depreciation and amortization deducted in determining net income for such period, to (b) the amount of principal with respect to funded Indebtedness which was paid or scheduled to be paid during such period plus principal payments under capitalized leases which were paid or scheduled to be paid during such period.

          "DEFAULT RATE" has the meaning set forth in SECTION 2.2(C) hereof.

          "ENVIRONMENTAL LAWS" means any applicable laws, statutes, rules, regulations, orders, consent decrees, permits or licenses of any Public Authority, relating to prevention, remediation, reduction or control of pollution, or protection of the environment, natural resources and/or human health and safety, including, without limitation, such applicable laws, statutes, rules, regulations, orders, consent decrees, permits or licenses relating to (a) solid waste and/or Hazardous Materials treatment, storage, disposal, general and transactions, (b) air, water, and noise pollution, (c) soil, ground, water or groundwater contamination, (d) the generation, handling, storage, transportation or Release into the environment of Hazardous Materials, and (e) regulation of underground and above ground storage tanks.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.

          "ERISA AFFILIATE" means each trade or business (whether or not incorporated) which, together with Borrower, would be treated as a single employer under Section 4001 (a) (14) of ERISA or IRC Section 414(b), (c), (m), (n) or (o), as applicable.

          "EVENT OF DEFAULT" means the occurrence of any one or more of the events set forth in SECTION 11 hereof.


          "EXCESS CASH FLOW" means for any Fiscal Year the consolidated net income after taxes of Borrower and its Subsidiaries PLUS depreciation and amortization deducted in determining net income for such Fiscal Year, MINUS the amount of principal with respect to funded Indebtedness which was paid or scheduled to be paid during such Fiscal Year, MINUS principal payments under capitalized leases which were paid or scheduled to be paid during such Fiscal Year, and MINUS Capital Expenditures during such Fiscal Year.

          "EXCESS INTEREST" shall have the meaning given to such term in SECTION 2.2(D).

          "EXISTING LOANS" shall have the meaning given to such terms in the Recitals.

          "FINANCIAL PROJECTIONS"  shall have the meaning given to such term in
          SECTION 6.10.

          "FISCAL QUARTER" means each three-month period ending on March 31, June 30, September 30, and December 31 of each year.

          "FISCAL YEAR" means with respect to Borrower, the 365 or 366 day period ending December 31 of each calendar year.

          "GAAP" means, with respect to any date of determination, generally accepted accounting principles as used by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants consistently applied and maintained throughout the periods covered.

          "HAZARDOUS MATERIALS" means any flammable or explosive materials, petroleum (including crude oil and its fractions) radioactive materials, hazardous wastes, toxic substances or related hazardous materials, including, without limitation, polychlorinated biphenyls, friable asbestos, and any substances defined as, or included in the definition of toxic or hazardous substances, wastes, or materials under any federal or applicable state or local laws, ordinances, rules or regulations including Environmental Laws.

          "INDEBTEDNESS" means, with respect to any Person, (a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise or any commitment by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (b) indebtedness guaranteed in any manner by such Person, including guarantees in the form of an agreement to repurchase or reimburse, (c) obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, in respect of which obligations such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss, and (d) any unfunded obligation of such Person to any Benefit Plan or Multiemployer Plan.

          "INDEMNIFIED PERSONS" shall have the meaning given to such term in
          SECTION 17.

          "INSOLVENCY PROCEEDING" means, with respect to any Person, any proceeding commenced by or against such Person, under any provision of the Bankruptcy Code or under any other bankruptcy, reorganization or insolvency law, or any assignment for the benefit of creditors, formal or informal moratorium, compositions or extensions with some or all creditors of such Person, other than extensions with creditors entered into in the ordinary course of business.

          "INTEREST COVERAGE RATIO" means, with respect to any period being measured, the ratio of (a) the consolidated net income after taxes for such period (excluding pre-tax extraordinary gains or losses) of Borrower and its Subsidiaries, PLUS taxes, interest, depreciation and amortization deducted in determining net income for such period, to
          (b) interest expense on Indebtedness deducted in determining net income for such period.

          "IRC" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

          "JUDICIAL OFFICER OR ASSIGNEE" means any trustee, receiver, controller, custodian, assignee for the benefit of creditors or any other Person or entity having powers or duties like or similar to the powers and duties of a trustee, receiver, controller, custodian, or assignee for the benefit of creditors.

          "KVP" shall mean KLEER-VU PLASTICS CORPORATION, a Delaware corporation.

          "KODAK" shall mean the Eastman Kodak Company.

          "LENDER" shall have the meaning given to such term in the introduction to this Agreement.

          "LICENSES" shall have the meaning given to such term in SECTION 6.14.

          "LIEN" means any mortgage, deed of trust, pledge, hypothecation, fixed or floating charge, lien, security interest, or encumbrance or security arrangement of any nature whatsoever, whether arising by written or oral agreement or by operation of law, including, without limitation, any conditional sale or title retention arrangement and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

          "LOAN" shall have the meaning given to such terms in the Recitals.

          "LOAN ACCOUNT" means a loan account maintained by Lender on its books in which shall be recorded (i) all loans and advances made by Lender to Borrower pursuant to this Agreement, (ii) all payments made by Borrower on all such loans and advances, and (iii) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all Out-of-Pocket Fees and Costs and interest; all such entries shall be made by

          Lender in accordance with Lender's customary accounting practices as in effect from time to time.

          "LOAN DOCUMENTS" means all agreements, instruments and documents, including, without limitation, security agreements, loan agreements (including, without limitation, this Agreement), notes, subordination agreements, intercreditor agreements, bailment agreements, guaranties, pledges, affidavits, certificates, powers of attorney, consents, assignments, landlord and mortgagee waivers, opinions, collateral assignments, reimbursement agreements, contracts, notices, leases, financing statements, and all amendments, supplements, restatements and renewals thereof, and all other written matter, whether heretofore, now or hereafter executed by or on behalf of Borrower in connection with the Obligations or the transactions contemplated hereby (including, without limitation, any guarantor of the Obligations), and delivered to Lender, together with all agreements, instruments and documents referred to therein or contemplated thereby whether heretofore, now or hereafter executed by or on behalf of Borrower or any such other Persons and delivered to Lender, and all amendments, supplements, restatements and renewals thereof, but not including any proposal letter, commitment letter or other comparable documents delivered by Lender prior to the date hereof and not expressly incorporated herein and made a part hereof.

          "LOSSES" shall have the meaning given to such term in SECTION 17 hereof.

          "MATURITY DATE" shall mean the seventh anniversary of the Closing
          Date.

          "MULTIEMPLOYER PLAN" means a plan described in Section 4001(a) (3) of ERISA which covers employees of Borrower or any ERISA Affiliate.

          "NET WORTH" means, with respect to any date of determination, the consolidated net worth of Borrower and its Subsidiaries determined in accordance with GAAP.

          "NOTE" means the promissory note in the form of EXHIBIT A issued by Borrower to Lender to evidence the Loan.

          OBLIGATIONS" means all loans, advances, debts, liabilities, obligations, covenants, guarantees and duties owing by Borrower to Lender of any kind or description (whether advanced pursuant to or evidenced by this Agreement, or any other Loan Document (other than the Warrant Agreement, the Warrants, and the Co-Sale Agreement)), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including, without limitation, any debt, liability or obligation owing from Borrower to another Person which Lender may have obtained by assignment (or otherwise as a result of a payment made by Lender on behalf of Borrower as permitted under this Agreement or any other Loan Document) and further including without limitation all principal, Basic Interest, interest calculated using the Default Rate and Out-of-Pocket Fees and Costs which Borrower is required to pay or reimburse by this Agreement or any other Loan Document, by law or otherwise.

          "OUT-OF-POCKET FEES AND COSTS" has the meaning set forth in SECTION 2.4(B) hereof.

          "PAS" shall mean PAS INDUSTRY, INC., a California corporation.

          "PAYMENT DATE" shall mean the first day of each January, April, July and October of each year commencing July 1, 1995, PROVIDED that, if such day is not a Business Day, the Payment Date shall be next Business Day.

          "PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.

          "PERMITTED LIENS" has the meaning set forth in SECTION 7.2 hereof.

          "PERSON" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity or Public Authority, irrespective of whether it is a legal entity.

          "PMF" means Pacific Mezzanine Fund, L.P., a California limited partnership and any of its successors and assigns under the Senior Subordinated Loan.

          "POTENTIAL DEFAULT" means any event which through the passage of time, service of notice or both would mature into an Event of Default.

          "PRO RATA" when used with respect to payments to PMF under the Senior Subordinated Loan shall mean that for every dollar ($l) of principal, interest or out-of-Pocket Fees and Costs paid to Lender, a simultaneous payment of at least three and one-third dollars ($3-1/3) shall be made on account of principal, interest or Out-of-Pocket Fees and Costs (as the case may be) to PMF under the Senior Subordinated Loan.

          "PROHIBITED TRANSACTION" means any transaction described in Section 406 of ERISA which is not exempt by reason of Section 408 of ERISA, and any transaction described in Section 4975(c) of the IRC which is not exempt by reason of Sections 4975 (c) (2) or (d) of the IRC, and which could result in any excise tax, fine, penalty or other liability being imposed on Borrower.

          "PROLINE" means PROLINE STORAGE CORPORATION, a Tennessee corporation.

          "PUBLIC AUTHORITY" means the government of any country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or any department, agency (including without limitation the United States Small Business Administration), public corporation or other instrumentality of any of the foregoing.

          "RELEASE" means any actual or threatened past, present or future releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, seeping, injecting, escaping, leaching, dumping or disposing, whether intentional or not.

          "REPORTABLE EVENT" means a reportable event described in Section 4043 of ERISA or the regulations thereunder, for which the thirty (30) day notice requirement has not been waived.

          "SENIOR LENDER" means LaSalle National Bank or such other lender which refinances the Indebtedness owed by KVP, PAS and Proline to LaSalle National Bank.

          "SENIOR LOAN" means collectively the loan made pursuant to (i) the Security Agreement dated March 5, 1990 between KVP, as borrower, and Senior Lender, as lender, as amended; (ii) the Loan and Security Agreement dated June 18, 1995 between PAS, as borrower, and Senior Lender, as lender, as amended; and (iii) the Loan and Security Agreement dated February 1, 1995 between Proline, as borrower, and Senior Lender, as lender, as such loans have been amended from time to time.

          "SENIOR SUBORDINATED LOAN" means a loan with an original principal amount of Five Million Dollars ($5,000,000) made by Pacific Mezzanine Fund, L.P., as lender to KVP, PAS and Proline as Co-Borrowers.

          "SOLVENT" with respect to the Borrower means that the fair market value of the Borrower's assets exceeds the fair market value of the Borrower's liabilities and the Borrower's cash flow is sufficient to pay in full all of the Borrower's debts as they mature.

          "SUBORDINATION AGREEMENT" means that certain Subordination and Intercreditor Agreement between Borrower, Lender and Senior Lender in the form of EXHIBIT E.

          "SUBSIDIARY" means any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by Borrower, or any partnership or joint venture of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by Borrower.

          "TANGIBLE NET WORTH" means with respect to any date of determination, the consolidated tangible net worth of Borrower and its Subsidiaries, determined in accordance with GAAP.

          "UNCURED DEFAULT" means an Event of Default which shall be continuing.

     1.2  ACCOUNTING TERMS.

          Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP.

     1.3  CERTAIN MATTERS OF CONSTRUCTION.

          The terms "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of schedules and exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any instruments or agreements, including, without limitation, references to any of the Loan Documents shall include all modifications or amendments thereto and all extensions or renewals thereof. Section, subsection, clause, exhibit, and schedule references are to this Agreement unless otherwise specified.

2.   LOAN; OUT-OF-POCKET FEES AND COSTS; TERMS OF PAYMENT.

     2.1 EXTENSION OF LOAN. Subject to the terms and provisions of this Agreement, at the time of Closing hereunder, upon fulfillment of all the conditions precedent under SECTION 4 hereof, Lender shall make a term loan in the principal amount of One Million Five Hundred Thousand Dollars (U.S. $1,500,000) to Borrower.

     2.2  INTEREST.

          (A)  COMPONENTS OF INTEREST.   In consideration for the Loan, Borrower
               shall pay Lender Basic Interest (or under the circumstances described in SECTION 2.2 (C) interest at the Default Rate) . "BASIC INTEREST" shall mean interest at a rate of thirteen percent (13%) per annum, based on a 360-day year with interest charged on an actual days elapsed basis.

          (B)  INTEREST PAYMENT DATES.   Accrued interest for the previous
               Fiscal Quarter shall be payable on each Payment Date.

          (C) DEFAULT RATE. Notwithstanding SECTION 2.2 (A), from and after written notice by Lender to Borrower of the occurrence of an Event of Default and for so long as an Event of Default shall be an Uncured Default and without constituting a waiver of any such Event of Default, in lieu of Basic Interest, interest shall be calculated on the balances owing from time to time, at a rate of fifteen percent (15%) per annum, based on a 360-day year with interest charged on an actual days elapsed basis (the "DEFAULT RATE"), payable in arrears on each Payment Date. Any interest, fees or other sums not paid to Lender when due shall constitute obligations and shall themselves accrue interest at the Default Rate.

          (D)  MAXIMUM INTEREST.   It is the intention of Lender and Borrower to
               comply with the laws of the State of California, and notwithstanding any provision to the contrary contained herein or in the other Loan Documents, Borrower shall not be required to pay, and Lender shall not be permitted to collect, any amount in excess of the maximum amount of interest permitted by applicable law ("EXCESS INTEREST"). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any of the other Loan Documents, then in such event (i) the provisions of this SECTION 2.2(D) shall govern and control; (ii) Borrower shall not be obligated to pay any Excess Interest; (iii) any Excess Interest that Lender may have received hereunder shall be, at Lender's option, (A) applied as a credit against either the outstanding principal balance of the Loans or accrued and unpaid interest thereon, (B) refunded to the payor thereof, or (C) any combination of the foregoing; (iv) the interest rate(s) provided for herein shall be automatically reduced to the maximum rate allowed under applicable law, and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction; and (v) Borrower shall not have any cause of action against Lender for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if any interest payment or other charge or fee payable hereunder or under any of the other Loan Documents exceeds the maximum amount then permitted by applicable law, then to the extent permitted by law, Borrower shall be obligated to pay the maximum amount then permitted by applicable law and Borrower shall continue to pay the maximum amount from time to time permitted by applicable law until all such interest payments and other charges and fees otherwise due hereunder or under any of the other Loan Documents (in the absence of such restraint imposed by this Section 2.2(D)) have been paid in full.

          (E) CHARGES TO BORROWER'S LOAN ACCOUNT. Lender may, at its option, charge to Borrower any principal, interest and Out-of-Pocket Fees and Costs payable hereunder or under any of the other Loan Documents which have not been paid by Borrower within thirty (30) days after invoice, and any amounts so charged shall thereupon constitute Obligations and shall thereafter accrue interest as provided for in this Agreement. Amounts charged to Borrower under this SECTION 2.2(E) shall be due and payable on demand by Lender.

     2.3   REPAYMENT OF PRINCIPAL OF LOAN.

          (A) Borrower agree that commencing April 1, 1997 and on each subsequent Payment Date through and including the Maturity Date, in addition to payments of Basic Interest (or Default Interest), Borrower will make a principal payment in the amount set forth opposite such Payment Date below:

               Payment Date                  Principal Payment
               ------------                  -----------------

               April 1, 1997                      $18,750
                 through January 1, 1999

               April 1, 1999                      $56,250
                 through April 1, 2002

               provided that in any event Borrower shall pay all unpaid principal and interest on the Loan on the Maturity Date.

          (B) MANDATORY PREPAYMENT FROM EXCESS CASH FLOW. In addition to the principal payments referred to in SECTION 2.3A, beginning on April 1, 1998 and on April 1 of each year thereafter, Borrower shall make additional payments of principal to Lender with respect to the Loan equal to seven and fifty hundredths percent (7.50%) of Excess Cash Flow for the immediately preceding fiscal year, based on Borrower's audited financial statements for such Fiscal Year. Notwithstanding the above, the maximum mandatory prepayment on account of Excess Cash Flow shall be Sixty-Five Thousand Six Hundred Twenty-Five Dollars ($65,625) on each of April 1, 1998 and April 1, 1999 and One Hundred Eighty-Seven Thousand Five Hundred Dollars ($187,500) on April 1, 2000. There shall be no limit on the amount of the mandatory prepayment pursuant to this SECTION 2.3(B) for Fiscal Years after 2000.

          (C) MANDATORY PREPAYMENT (CHANGE IN CONTROL OR SALE). All outstanding principal and interest on the Loan shall become due and payable three (3) days following: (i) a Change in Control of Borrower, KVP, or PAS; or (ii) a sale of all or any substantial part of the assets of Borrower, KVP, or PAS outside of the ordinary course of business.

          (D)  OPTIONAL PREPAYMENT.   The principal amount of the Loan may be
               prepaid at any time; provided that, except as set forth in the following sentence: (i) if the Loan is prepaid (in part or whole) prior to the first anniversary of the Loan, Borrower shall pay a prepayment premium equal to ten percent (10%) of the amount so prepaid; (ii) if the Loan is prepaid during the period commencing on the first anniversary of the Loan and ending on the second anniversary of the Loan, Borrower shall pay a prepayment premium equal to five percent (5%) of the amount prepaid; and (iii) no prepayment shall be made unless a Pro Rata payment is made with respect to the Senior Subordinated Loan.

          (E) APPLICATION OF MANDATORY OR OPTIONAL PREPAYMENTS. Any prepayments of principal under CLAUSES (B), (C) AND (D) of this SECTION 2.3 shall be applied against scheduled payments of principal in inverse order to their scheduled maturities.

     2.4  OUT-OF-POCKET FEES AND COSTS.

          In consideration of Lender's making the Loan hereunder, Borrower shall pay to Lender the following fees and charges:

          (A)  [Reserved]

          (B)  OUT-OF-POCKET FEES, COSTS AND EXPENSES.    All reasonable out-of-
               pocket fees, costs and expenses ("OUT-OF-POCKET FEES AND COSTS"), incurred by Lender for whatever reason in connection with any matters contemplated by or arising out of this Agreement or any other Loan Document, all of which shall be part of the Obligations, payable on demand, including, without limitation, the following: (i) photocopying and other mechanical or electronic reproduction expenses in connection with Lender's rights of inspection under this Agreement or any other Loan Document or in connection with any service utilized by Lender to perform such functions; (ii) costs or expenses incurred by Lender concerning any property of Borrower relating to Environmental Laws, including, without limitation, for consultants or engineers; (iii) expenses in connection with the documentation, negotiation, closing and ongoing administration of the Loan and any commitment related thereto (including all amendments or waivers with respect hereto), including, without limitation, search fees, publication fees, insurance premiums, filing and recording fees, closing and all taxes (other than income taxes of Lender) payable in connection with this Agreement or any other Loan Document, whether such expenses and fees are incurred prior to, on or after the date hereof; (iv) costs and expenses in connection with any Event of Default or to enforce any provision hereof; (v) the reasonable fees, costs and expenses of Lender for attorneys and paralegals in connection with: (A) the negotiation and documentation of the Loan (including all amendments or waivers with respect thereto at or after the Closing), and enforcement of Lender's rights hereunder and under the other
               Loan Documents; (B)
               any suit by or involving Lender in enforcing or defending this Agreement or any portion hereof or any of the other Loan Documents, including, without limitation, attorneys' and paralegals' fees and costs incurred in connection with appellate proceedings in any appeals court, and (C) obtaining advice and legal services with respect to structuring, drafting, negotiating, reviewing, amending, restating, restructuring, terminating, enforcing, defending or concerning this Agreement, or any portion hereof or any of the other Loan Documents, whether or not suit is brought; and (vi) travel expenses relating to any of the foregoing, including travel expense incurred in attending meetings of any of the Borrower's shareholders and Board of Directors.

     2.5 PRO RATA PAYMENTS. Notwithstanding SECTIONS 2.2, 2.3 AND 2.4, no payments hereunder shall be made unless PMF receives a Pro Rata Payment by or on behalf of KVP, PAS and Proline under the Senior Subordinated Loan.

     2.6  APPLICATION OF PAYMENTS.

          All payments received by Lender with respect to the Loan shall be applied in the following order of priority:

               FIRST, to unpaid Out-of-Pocket Fees and Costs;

               SECOND, to unpaid Basic Interest and interest at the Default Rate; and

               THIRD, to payment of the principal amount of the Loan then due and payable;

          provided that if no Event of Default or Potential Default has occurred and is continuing, all monies remaining after application pursuant to this SECTION 2.6 shall be paid to Borrower.

     2.7  LENDER QUARTERLY STATEMENTS.

          Lender may render quarterly statements of the Obligations, including statements of all principal, interest, and Out-of-Pocket Fees and Costs owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Lender unless, within ninety (90) days after receipt thereof by Borrower, Borrower shall deliver to Lender, by registered or certified mail in accordance with SECTION 15 hereof, written objection thereto specifying the error or errors, if any, contained in any such statement.

3.   [Reserved]


4.   CONDITIONS PRECEDENT

     4.1  CLOSING; CONDITIONS TO LOAN.

          The Loan hereunder shall be made on the Closing Date at the offices of counsel to PMF ("CLOSING"). Prior to or contemporaneously with the making of the Loan hereunder at Closing, Lender shall be satisfied that all of the following conditions precedent shall have been satisfied in a manner satisfactory to Lender (in Lender's complete discretion):

          (A)  REQUIRED DOCUMENTS.

               Lender shall have received, or (in the case of items (iii) and (iv) below, waived as a condition to Closing all of the following documents, each in form and substance satisfactory to Lender and its counsel, duly executed and dated the Closing Date (or such other date prior thereto as shall be satisfactory to Lender):

               (i) AGREEMENT. Multiple copies of this Agreement as requested by Lender.

              (ii) NOTE. The Note in substantially the form of EXHIBIT A hereto.

             (iii) WARRANT PURCHASE AGREEMENT. The Warrant Purchase Agreement in the form of EXHIBIT B (the "WARRANT PURCHASE AGREEMENT") and the Warrants issued pursuant to the Warrant Purchase Agreement (the "WARRANTS").

              (iv) CO-SALE AGREEMENT. The Co-Sale Agreement in the form of EXHIBIT C.

               (v) SUBORDINATION AGREEMENT. The Subordination Agreement in the form of EXHIBIT E.

              (vi) DISBURSEMENT INSTRUCTIONS. Letter of authorization to pay the Loan proceeds addressed to Lender.

             (vii) PMF LOANS. Evidence that PMF will make a loan to KVP, PAS, and Proline aggregating no less than Five Million Dollars ($5,000,000) immediately upon the making of the Loan (the "PMF LOAN").

          (B)  WARRANTIES AND REPRESENTATIONS.

               All of the warranties and representations contained in this Agreement and each other Loan Document shall be true and correct in all material respects on and as of the date of the Loan.

          (C)  NO DEFAULT.

               As determined by Lender, no Potential Default shall have occurred or will result from the Loan and no Event of Default shall have occurred which shall be an Uncured Default or will result from such Loan.

          (D)  NO LITIGATION.

               (i) Except as set forth in SCHEDULE 6.8, no litigation, investigation or proceeding before any court or other governmental authority shall be pending or threatened against Borrower or any of its Subsidiaries, or any officer, director, or employee of Borrower or any of its Subsidiaries which, in the opinion of Lender, is likely to have a material adverse effect on the condition, financial or otherwise, business, property or results of operations of Borrower and its Subsidiaries; and (ii) no injunction, writ, restraining order, judgment, decree, or other order of any nature which could have a material adverse effect on the condition, financial or otherwise, business, property or results of operations of Borrower and its Subsidiaries shall have been issued or threatened by any court or other governmental authority.

          (E) OUT-OF-POCKET FEES AND COSTS. Lender shall have been reimbursed for its estimated Out-of-Pocket Fees and Costs with respect to the transactions contemplated by this Agreement.

          (F)  OTHER DOCUMENTS.

               Lender shall have received such other certificates, consents, opinions, agreements and other documents as Lender may at any time reasonably request.

5.   ROLL-OVER OF EXISTING LOANS.

     Lender shall acknowledge that it has received an assignment of the Existing Loans and has rolled-over $1,500,000 of such Existing Loans into the Loan by executing a Roll-Over Certificate in the form of EXHIBIT F. The Roll-Over Certificate shall conclusively evidence that the conditions described in

     SECTION 4 have been either satisfied or waived and shall further evidence the agreement of Borrower that:

     (i) $1,500,000 of its loan to KVP, PAS and Proline has been contributed to the capital of such companies; and

     (ii) after giving effect to such conversion into equity, the remaining indebtedness owed from KVP, PAS and Proline to KVI does not exceed $55,000.


6.   GENERAL CONTINUING WARRANTIES, REPRESENTATIONS AND COVENANTS

     Borrower warrants, represents, covenants and agrees that:

     6.1 OFFICE. The chief executive office or principal place of business of Borrower is in Compton, California.

     6.2 EXISTENCE. Borrower is and shall at all times hereafter be a corporation duly organized and existing under the laws of the State of Delaware. Borrower is and at all times hereinafter shall be qualified and licensed to do business, and in good standing, in any state in which the failure to qualify could have a material adverse effect on the condition, financial or otherwise, business, property or results of operations of Borrower.

     6.3 AUTHORITY. Borrower has the corporate power and is duly authorized to enter into this Agreement and the other Loan Documents to which it is a party.

     6.4 VALIDITY. This Agreement and all of the other Loan Documents are the legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, reorganization, insolvency or similar laws affecting the enforcement of creditor's rights generally and by general principles of equity.

     6.5 NO BREACH. The execution by Borrower of this Agreement and the other Loan Documents to which it is a party shall not constitute a breach of any provision contained in Borrower's Certificate of Incorporation or By-Laws, nor does the execution or performance thereof constitute an event of default under any agreement to which Borrower is now or hereafter becomes a party or by which it is subject, nor do such agreements violate any order, decree or judgment of any court or Public Authority having jurisdiction over Borrower.

     6.6 SUBSIDIARIES. Borrower has no Subsidiaries except for KVP, PAS, Proline, and Neslemur Co., a Delaware corporation, which is inactive. None of KVP, PAS, Proline has any Subsidiaries, except for Photo Album Specialties De Mexico, S.A. de C.V., which is a wholly-owned subsidiary of PAS.

     6.7 COMPLIANCE WITH LAWS. Borrower is in compliance in all respects with all applicable laws, rules and regulations of Public Authorities, including, but not limited to, the Securities Act of 1933, the Securities Exchange Act of 1934, the Fair Labor Standards Act, Environmental Laws, laws relating to income, unemployment, payroll or social security taxes and employee benefit plans (as defined in Section 3(3) of ERISA) as required by ERISA, except for those laws, rules and regulations the violation of which would not have a material adverse effect on the condition, financial or otherwise, business, property or results of operations of Borrower.

     6.8  ACTIONS OR PROCEEDINGS. Except as set forth on SCHEDULE
          6.8 hereto, there are no actions or proceedings pending by or against Borrower or any of its Subsidiaries before any court or Public Authority and Borrower or any of its Subsidiaries has no knowledge of any pending, threatened or imminent litigation, governmental investigations or claims, complaints, actions or prosecutions involving Borrower or any of its Subsidiaries or any breaches by Borrower or any of its Subsidiaries, or any other Person of any agreement to which Borrower or any of its Subsidiaries is a party or by which Borrower or any of its Subsidiaries is bound.

     6.9 FINANCIAL STATEMENTS. All financial statements relating to Borrower and its Subsidiaries which have been or may hereafter be delivered by Borrower to Lender present fairly the financial condition of Borrower and its Subsidiaries and have been prepared on a consolidated basis in accordance with GAAP, subject to year-end adjustments and the absence of footnotes with respect to interim financial statements, and there has been no material adverse change in the consolidated financial condition of Borrower and its Subsidiaries taken as a whole since the submission of such financial information to Lender.

     6.10 FINANCIAL PROJECTIONS. The financial projections in the form of EXHIBIT D (the "FINANCIAL PROJECTIONS") are prepared based on assumptions Borrower considers reasonable and present fairly Borrower's best estimate of the projected consolidated results of operations of Borrower and its Subsidiaries for the period specified therein.

     6.11 CONDUCT OF BUSINESS. Except as contemplated hereby or as set forth in
          SCHEDULE 6.11 hereto, since December 31, 1994, neither Borrower nor any of its Subsidiaries has:

               (i) incurred any debts, obligations, or liabilities (absolute, accrued, or contingent and whether due or to become due) except current liabilities incurred in the ordinary course of business, none of which (individually or in the aggregate) materially and adversely affects the business or properties of Borrower and its Subsidiaries taken as a whole; (ii) paid any obligation or liability other than current liabilities in the ordinary course of business, or discharged or satisfied any Liens other than those securing current liabilities, in each case in the ordinary course of business; (iii) subjected to any Lien any of the assets of the Borrower or any of its Subsidiaries (tangible or intangible) except the Liens of the Senior Lender pursuant to the Senior Loan Agreement, and the Liens of PMF pursuant to the Senior Subordinated Loan; (iv) sold, transferred or leased any assets except in the ordinary course of business; (v) suffered any uninsured physical damage, destruction or loss, materially and adversely affecting their respective properties or business;
               (vi) entered into any transaction other than in the usual and ordinary course of business and other than as contemplated hereby; (vii) agreed to do any of the foregoing other than as specifically provided for herein. There has been no material adverse change in the business, financial condition, operations or results of operations of Borrower and its Subsidiaries taken as a whole since December 31, 1994.

          6.12 ENVIRONMENTAL LAWS. Borrower, its Subsidiaries and all properties owned or operated by Borrower and its Subsidiaries have complied during the time Borrower and its Subsidiaries have operated their business, currently comply, and at all times while this Agreement is in effect will comply, with all Environmental Laws in all material respects and neither Borrower nor any of its Subsidiaries has received any communication (whether from a governmental authority, private party, employee or otherwise) that alleges that Borrower or any of its Subsidiaries is not in such compliance, and to the best of Borrower's knowledge, there are no circumstances that may prevent or interfere with such compliance in the future or otherwise give rise to any liability or other loss under such Environmental Laws.

          6.13 PERMITS AND LICENSES. The Borrower and its Subsidiaries have been and are current and in good standing with respect to all material permits, certificates, licenses, inspections, consents, government approvals and franchises (collectively, the "LICENSES") necessary to continue to conduct their respective businesses and to own or lease and operate their respective properties as heretofore conducted, owned, leased or operated, including, without limitation, all Licenses related to Environmental Laws.

          6.14 ERISA. Neither Borrower nor any ERISA Affiliate of Borrower nor any Benefit Plan is in violation in any material respect of any of the provisions of ERISA or any of the qualification requirements of Section 401 (a) of the IRC; no Prohibited Transaction or Reportable Event has occurred with respect to any Benefit Plan, nor has any Benefit Plan been the subject of a waiver of the minimum funding standard under Section 412 of the IRC; nor has any Benefit Plan experienced an accumulated funding deficiency under Section 412 of the IRC; nor has any Lien been imposed upon Borrower or any ERISA Affiliate of Borrower under
               Section 412(n) of the IRC; nor has any Benefit Plan been amended in such a way that the security requirements of Section 401(a)
               (29) of the IRC apply; no notice of intent to terminate a Benefit Plan has been distributed to affected parties or filed with the PBGC under Section 4041 of ERISA, nor has any Benefit Plan been terminated under Section 4041 (e) of ERISA; the PBGC has not instituted proceedings to terminate, or appoint a trustee to administer, a Benefit Plan and no event has occurred or condition exists which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; neither Borrower nor any ERISA Affiliate of Borrower would be liable for any amount pursuant to Sections 4062, 4063 or 4064 of ERISA if all Benefit Plans terminated as of the most recent valuation dates of such Benefit Plans; neither Borrower nor any ERISA Affiliate of the Borrower maintains any employee welfare benefit plan, as defined in
               Section 3 (1) of ERISA, which provides any benefits to an employee or the employee's dependents with respect to claims incurred after the employee separates from service other than as required by applicable law; and neither Borrower nor any ERISA Affiliate of the Borrower has incurred or expects to incur any withdrawal liability to any Multiemployer Plan.

          6.15 OTHER NAMES.

               The business conducted by Borrower has not been conducted under any corporate, trade or fictitious name other than the name of Borrower.

          6.16 TAX OBLIGATIONS. Each of Borrower and its Subsidiaries has filed complete and correct federal, state and local tax reports and returns required to be filed by it, prepared in accordance with any applicable laws or regulations, and except for extensions duly obtained, has either duly paid all taxes, duties and charges owed by it, or made adequate provision for the payment thereof. There are no material unresolved questions or claims concerning any tax liability of Borrower or any of its Subsidiaries. None of the transactions contemplated hereby or under any agreements referred to hereunder will result in any material tax liability for Borrower or any of its Subsidiaries or result in any other material adverse tax consequence for Borrower or any of its Subsidiaries.

          6.17 EMPLOYEE CONTROVERSIES. There are no strikes, work stoppages or controversies pending or, to the best of Borrower's knowledge after diligent inquiry and investigation, threatened, between Borrower or any of its Subsidiaries and any of its employees, other than employee grievances arising in the ordinary course of business which are not, in the aggregate, material to the financial condition, results of operations or business of the Borrower and its Subsidiaries.

          6.18 FULL DISCLOSURE. This Agreement, the financial statements delivered in connection herewith, and the representations and warranties of Borrower herein and in any other document delivered or to be delivered by or on behalf of Borrower, do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein, in light of the circumstances under which they were made, not misleading. To the best knowledge of Borrower, after diligent inquiry and investigation, there is no material fact which Borrower has not disclosed to Lender in writing which materially and adversely affects or, so far as Borrower can foresee, could materially and adversely affect the assets, business, prospects, profits, or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole, the rights of Lender, or the ability of Borrower to perform this Agreement and the Loan Documents.

          6.19 INTANGIBLE PROPERTY.

               (A) Borrower and/or one of its Subsidiaries is the licensee or the sole and exclusive owner of all trade names, unregistered trademarks, and service marks, brand names, patents, copyrights, registered trademarks, and service marks, and all applications for any of the foregoing, and all permits, grants, and licenses or other rights with respect thereto, the absence of which would have a material adverse effect on the condition, financial or otherwise, business, property or results of operations of Borrower and its Subsidiaries taken as a whole.

               (B) The License Agreement dated December 29, 1994 with Kodak is in full force and effect, Borrower and its Subsidiaries are in full compliance therewith and Borrower has not received written or oral notice from Kodak to the effect that such license is in default or may be terminated for any other reason. A true and complete copy of such License Agreement has been delivered to Lender.

               (C) Neither any Borrower nor any of its Subsidiaries has been charged with any material infringement of any intangible property of the character described above and has not been notified or advised of any claim of any other Person relating to any of such intangible property.

          6.20 MARGIN REGULATIONS. Borrower will not, directly or indirectly, use any of the proceeds of the Loan for the purpose, whether immediate, incidental, or ultimate, of maintaining, purchasing, or carrying any stock that is currently a "margin stock" within the meaning of Regulation G of the Board of Governors of the Federal Reserve System (12 C.F.R. 207, as amended) or Regulation U of such Board 12 C.F.R. 221, as amended), or otherwise take or permit to be taken any action which would violate such Regulation G, Regulation U, Regulation T (12 C.F.R. 220, as amended), or Regulation X (12 C.F.R. 224, as amended) or any other regulation of such Board. The Borrower does not own or intend to acquire any "margin stock" within the meaning of such Regulation G or such Regulation U.

          6.21 ROLL-OVER OF EXISTING LOANS. The Loan hereunder constitutes a roll-over of a portion of the Existing Loans. After giving effect to the Loan, the Existing Loans shall be deemed reduced by the amount of the Loan.

          6.22 SOLVENCY. Borrower is Solvent prior to, and will be Solvent after giving effect to, the Loan, and the disbursement and application of the loan proceeds thereunder. No transfer of property is being made by the Borrower and no obligation is being incurred by the Borrower in connection with the transactions contemplated by the Loan Documents, with the intent to hinder, delay, or defraud either present or future creditors of the Borrower.

          6.23 PARTNERSHIP AND JOINT VENTURES. Borrower is not a party to any partnership or joint venture.

          6.24 INVESTMENT COMPANY ACT. Borrower is not an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

7.   NEGATIVE COVENANTS

     Borrower shall not, and shall cause each of its Subsidiaries not to, do any of the following without Lender's prior written consent:

     7.1  [Reserved]

     7.2  [Reserved]

     7.3 NAME OR IDENTITY CHANGE. Change its name, business structure, or identity, or add any new fictitious name or create any new Subsidiaries.

     7.4 GUARANTIES. Guarantee or otherwise become in any way liable with respect to the obligations of any Person except by endorsement of instruments or items of payments for deposit to its general account or which are transmitted or turned over to Lender over than the guaranty and suretyship agreement entered into in favor of PMF.

     7.5 CHANGE IN BUSINESS. Enter into any business not related to its present business or make any change in its financial structure or in any of its business objectives, purposes, or operations which could adversely affect the ability of Borrower to repay the Obligations or Lender's rights and remedies hereunder or the other Loan Documents.

     7.6 LOANS AND INVESTMENTS. Make any advance, loan, investment or material acquisition of assets other than (i) investments in short-term direct obligations of the United States government; (ii) investments in negotiable certificates of deposit issued by a bank satisfactory to Lender, payable to its order or to bearer; (iii) investments in commercial paper rated A-1 or P-1; (iv) Capital Expenditures, to the extent that they are permitted under Section 7.17 of the Senior Subordinated Loan; (v) the purchase of raw materials constituting inventory used in the ordinary course of business and the purchase of equipment not constituting Capital Expenditures, to the extent that such purchases are permitted under Section 7.6 of the Senior Subordinated Loan; (vi) the loans described in Section 7. 9(c); or
          (vii) as permitted pursuant to the Senior Subordinated Loan.

     7.7  INDEBTEDNESS. Incur or permit to exist Indebtedness other than:
          (i) the Loan; (ii) the Additional Loans; (iii) the Guaranty and Suretyship Agreement pursuant to which Borrower has guaranteed the obligations of KVP, PAS and Proline to PMF under the Senior Subordinated Loan; (iv) a guaranty by Borrower of the Senior Loan;
          (v) unsecured trade debt arising in the ordinary course of business; and (vi) Indebtedness permitted pursuant to the Senior Subordinated Loan.

     7.8  [Reserved]

     7.9 AFFILIATE TRANSACTIONS. Except as provided in this Section 7. 9 or permitted pursuant to the Senior Subordinated Loan, transfer any cash or property to any direct or indirect shareholder of or owner of or beneficial owner of any interest in Borrower or any of its Subsidiaries or any of its other Affiliates or enter into any transaction, including, without limitation, the purchase, lease, sale or exchange of property or the rendering of any service to or by any direct or indirect shareholder of Borrower or any of its Subsidiaries. Without limiting the foregoing, Borrower shall not, and shall cause each of its Subsidiaries not to, pay consulting or management fees to any shareholders of Borrower or any of its Subsidiaries (or any Affiliates thereof). Notwithstanding the foregoing, the Borrower or its Subsidiaries may (a) pay a salary and other compensation to H.P. Park and David W. Hardee to the extent not prohibited by SECTION 7.15; (b) pay reasonable and customary fees to directors of the Borrower or its Subsidiaries who are not employees of the Borrower or its Subsidiaries; (c) make loans or advances to employees or officers of the Borrower or its Subsidiaries for bona fide business purposes in the ordinary course of business not to exceed $50,000 in the aggregate at any one time outstanding; (d) make cash dividends to Borrower to the extent not prohibited by SECTION 7.13; or (e) purchase materials from a company controlled by Mr. H. P. Park to the extent disclosed in the Form 10-K filed by Borrower with the Securities and Exchange Commission on or about April 17, 1995 and provided that the purchase price of such materials does not exceed the wholesale fair market value which Borrower or its Subsidiaries would pay for such materials in an arms-length transaction.

     7.10 CONSOLIDATIONS, MERGERS. Merge or consolidate with any other Person or enter into any joint venture or become a partner in any partnership without the consent of Lender (which consent will not be unreasonably withheld).

     7.11 TRANSACTIONS NOT IN THE ORDINARY COURSE; LICRUIDATIONS. Enter into any transaction not in the usual course of its business or adopt or undertake a plan of liquidation or dissolution.

     7.12 SUSPENSION OF BUSINESS. Suspend or terminate the transaction of its business.

     7.13 DISTRIBUTIONS. Purchase, redeem or retire any stock or equity security in Borrower or any of its Subsidiaries, whether now or hereafter outstanding, or pay, directly or indirectly, any dividends or distributions to its shareholders (or Affiliates thereof) in the form of cash, stock or other securities, or other property other than:
          (i) stock dividends; and (ii) as otherwise permitted pursuant to the Senior Subordinated Loan.

     7.14 ERISA.  Adopt or agree to contribute to any tax qualified plan.

     7.15 MANAGEMENT COMPENSATION. Provide salary or other compensation to either H. P. Park or David W. Hardee which exceeds (when added to the compensation received by such person from KVP, PAS, Proline and other subsidiaries of Borrower): (i) a base aggregate compensation (inclusive of fringe benefits not provided generally to Borrower's employees) for each such employee of one Hundred and Fifty Thousand Dollars ($150,000.00); plus (ii) if no Potential Default or Event of Default has occurred and is continuing, an annual bonus not to exceed, for each such employee, such Person's base compensation. In addition, the total amount of bonuses for all such employees (as a group) shall not exceed ten percent (10%) of the consolidated net income of Borrower and its Subsidiaries.

     7.16 SUBSIDIARIES. Without the written consent of Lender, form or permit to exist any Subsidiaries other than the Subsidiaries existing on the Closing Date.

     7.17 [Reserved]

     7.18 [Reserved]


8.   AFFIRMATIVE COVENANTS - GENERAL

So long as any Obligations are outstanding, Borrower covenants and agrees that it shall and shall cause its Subsidiaries to:

     8.1 TAXES. Pay in full all assessments and taxes, whether real, personal or otherwise, due or payable by, or imposed, levied or assessed against, such Person or any of its properties, before delinquency, except those assessments and taxes the validity of which is being contested in good faith by appropriate proceedings, and as to which such Person shall have set aside adequate reserves (in accordance with GAAP).

     8.2 INSURANCE. Keep and maintain (or cause to be kept and maintained) business interruption insurance and public liability and property damage insurance relating to its ownership and use of its inventory and other assets. The public liability insurance shall be in an amount no less than $3,000,000 per occurrence and $5,000,000 in the aggregate. All such policies of insurance shall be issued by a company having a Best's rating at least equal to the rating applicable to the company that issued the insurance in place on the Closing Date and shall otherwise be satisfactory to Lender. Borrower shall deliver to Lender certified copies of such policies of insurance and evidence of the payments of all premiums therefor. Borrower shall not cancel any of such policies without Lender's prior written consent, unless such policy is replaced with a policy of insurance also meeting the requirements of this SECTION 8.2. Each such insurer shall agree by endorsement upon the policy or policies of insurance issued by it to Borrower as required above, or by independent instruments furnished to Lender, that it will give Lender at least thirty (30) days' written notice before any such policy or policies of insurance are altered or cancelled, and that no act or default of Borrower, or any other Person, shall affect the right of Lender to recover under such policy or policies of insurance required above or to pay any premium in whole or in part relating thereto. Lender, without waiving or releasing any Obligations or any Event of Default may, but shall have no obligation to, obtain and maintain such policies of insurance and pay such premiums and take any other action with respect to such policies which Lender deems advisable. All sums so disbursed by Lender, as well as reasonable attorneys' fees, court costs, expenses and other charges relating thereto, shall constitute Out-of-Pocket Fees and Costs and shall be payable on demand.

     8.3 LITIGATION. Immediately notify Lender in writing of any suit in law or equity or administrative proceeding involving money or property, and seeking damages in excess of One Hundred Thousand Dollars (U.S. $100,000), or otherwise which may materially and adversely affect the consolidated operations, financial condition or business of Borrower and its Subsidiaries.

     8.4 BOOKS AND RECORDS. At all times hereafter keep proper books of record and account in which full and true entries are made of all dealings or transactions with respect to or in relation to its business and affairs.

     8.5 COMPLIANCE WITH LAWS. Comply in all material respects with all federal, state, local and foreign laws, rules and regulations, including, but not limited to, the Securities Act of 1933, the Securities Exchange Act of 1934, the Fair Labor Standards Act, Environmental Laws, laws relating to income, unemployment, payroll or social security taxes and employee benefit plans (as defined in Section 3(3) of ERISA) as required by ERISA.

     8.6 EXPENSE REIMBURSEMENTS. Within thirty (30) days of demand, reimburse Lender for all sums expended by Lender which constitute Out-of-Pocket Fees and Costs. Borrower hereby authorizes and approves all advances and payments by Lender for items constituting Out-of-Pocket Fees and Costs. Lender may charge any or all of such amounts expended to Borrower, and such amounts shall be part of the Obligations and shall bear interest as provided herein.

     8.7 ERISA REPORTABLE EVENTS. Furnish to Lender: (a) as soon as possible, but in no event later than thirty (30) days after Borrower knows or has reason to know that any Reportable Event with respect to any Benefit Plan has occurred, a statement of the Chief Financial Officer of Borrower setting forth the details concerning such Reportable Event and the action which Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC, if a copy of such notice is available to Borrower; (b) promptly after the filing thereof with the Internal Revenue Service or the PBGC, copies of each annual report with respect to each Benefit Plan; (c) promptly after receipt thereof, a copy of any notice of any potential material liability, adverse determination letter, ruling or opinion Borrower may receive from the PBGC or the Internal Revenue Service with respect to any Benefit Plan; (d) when the same is made available to participants in a Benefit Plan, all notices of a significant reduction in the rate of benefit accrual or plan termination to the participants by the administrator of such Benefit Plan; and (e) promptly after receipt thereof, any notice from any Multiemployer Plan to which Borrower or any ERISA Affiliate contributes which quantifies any actual or potential withdrawal liability which will or may be imposed upon the withdrawal of Borrower or any ERISA Affiliate from such Multiemployer Plan.


9.   AFFIRMATIVE COVENANTS - REPORTING

     Borrower shall furnish or cause to be furnished to Lender the following:

     9.1  PERIOD, YEARLY AND OTHER. Borrower shall cause to be furnished to
          Lender:

          (A) MONTHLY FINANCIAL STATEMENTS. As soon as practicable and in any event within thirty (30) days following the end of each month,
               (i) consolidated statements of income and statements of cash flow of Borrower and its Subsidiaries for each such month and on a year-to-date basis, (ii) a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such month, (iii) a statement showing monthly and year-to-date performance to budget and (iv) with respect to such statements of income and balance sheet, in comparative form, figures for the corresponding periods in the preceding Fiscal Year, all in reasonable detail and certified by the Chief Financial Officer of Borrower that such statements present fairly the consolidated financial condition of Borrower and its Subsidiaries in accordance with GAAP, subject to changes resulting from normal year-end adjustments and the absence of footnotes, together with detailed computations of Borrower's compliance with the covenants set forth in this Agreement.

          (B) YEARLY FINANCIAL STATEMENTS. As soon as practicable and in any event within ninety (90) days of the end of each Fiscal Year, (i) consolidated statements of income of Borrower and its Subsidiaries for such Fiscal Year, and a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such Fiscal Year, and (ii) statements of cash flow of Borrower and its Subsidiaries for such Fiscal Year, all setting forth in comparative form, corresponding figures for the period covered by the preceding annual audit and as of the end of the preceding Fiscal Year, such statements to be presented in accordance with Borrower and its Subsidiaries' normal method of accounting for inventory, all in reasonable detail and in scope in accordance with audits performed for Borrower and its Subsidiaries in prior Fiscal Years and examined and certified by independent certified public accountants of recognized national standing selected by Borrower and its Subsidiaries, whose opinion shall be unqualified and shall be in scope in accordance with audits performed for Borrower and its Subsidiaries in prior years, in form and substance satisfactory to Lender.

          (C) MANAGEMENT LETTERS. As soon as practicable and in any event within ten (10) days of delivery to Borrower, a copy of any letter issued by Borrower's independent public accountants or other management consultants with respect to Borrower's financial or accounting systems or controls, including all so-called "management letters."

          (D) BUDGET. Not less than thirty (30) days prior to the beginning of each of Borrower's Fiscal Years, the budget for such Fiscal Year of Borrower.

          (E) PUBLIC FILINGS. Promptly (and no later than fifteen (15) days after they are filed), copies of all reports or Form 10-K, 10-Q, 8-K and all other filings made by Borrower or any of its Subsidiaries pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934.

          (F)  [Reserved]

          (G) OTHER INFORMATION. With reasonable promptness, such other business or financial data, reports, appraisals and projections as Lender may reasonably request.

          All financial statements delivered to Lender pursuant to the requirements of this SECTION 9.1 (except where otherwise expressly indicated) shall be prepared in accordance with GAAP as provided in this Agreement. Together with each delivery of financial statements required by this section, Borrower shall deliver to Lender an officer's certificate stating (1) whether there exists any Event of Default or Potential Default and if there is, specifying the nature thereof, the period of existence thereof and what action Borrower proposes to take with respect thereto, (2) that no material adverse change in the condition, financial or otherwise, business or property of Borrower and its Subsidiaries taken as a whole, since the previous certificate was sent to Lender by Borrower and if any such change has occurred, specifying the nature thereof and what action Borrower has taken or proposes to take with respect thereto, (3) that all insurance premiums then due have been paid, (4) that all taxes then due have been paid or, for those taxes which have not been paid, a statement of the taxes not paid and a description of Borrower's rationale therefor, (5) that no litigation, investigation or proceeding, or injunction, writ or restraining order is pending or threatened, and
          (6) whether or not Borrower is in compliance with the representations, warranties and covenants in this Agreement, including a calculation of financial covenants in the schedule attached to such officer's certificate in form satisfactory to Lender.

     9.2 NOTICE OF CERTAIN EVENTS. Borrower shall promptly notify Lender of any material adverse change in Borrower's financial condition and of any condition or event which constitutes a Potential Default or an Event of Default.

10.   AFFIRMATIVE COVENANTS - FINANCIAL

    10.1 TANGIBLE NET WORTH. Borrower and its Subsidiaries (on a consolidated basis) shall maintain at all times a Tangible Net Worth in an amount of not less than One Million Five Hundred Thousand Dollars (U.S. $1,500,000). The minimum Tangible Net Worth provided for herein shall be increased, effective as of the close of each Fiscal Quarter (commencing with the Fiscal Quarter ending December 31, 1995), by an amount equal to seventy-five percent (75%) of Borrower and its Subsidiaries' consolidated net after tax profit (but not decreased for losses) for the Fiscal Quarter.

     10.2 DEBT SERVICE COVERAGE. Borrower and its Subsidiaries (on a consolidated basis) shall maintain a Debt Service Coverage Ratio of not less than 1.50:1.00, measured on a four quarter rolling basis at the end of each Fiscal Quarter with the first measurement period ending September 3O, 1995. Notwithstanding the foregoing, with respect to the Fiscal Quarters ending September 30, 1995, December 31, 1995, and March 31, 1996, the Debt Service Coverage Ratio will be based on the period commencing with the Fiscal Quarter ending June 30, 1995 through the Fiscal Quarter being measured.

     10.3 INTEREST COVERAGE RATIO. Borrower and its Subsidiaries (on a consolidated basis) shall maintain an Interest Coverage Ratio of not less than the amounts specified below, measured on a four quarter rolling basis at the end of each Fiscal Quarter with the first measurement period ending September 30, 1995. Notwithstanding the foregoing, with respect to the Fiscal Quarters ending September 30, 1995, December 31, 1995, and March 31, 1996, the Interest Coverage Ratio will be based on the period commencing with the Fiscal Quarter ending June 30, 1995 through the Fiscal Quarter being measured.

                    Period                   Interest Coverage Ratio
                    ------                   -----------------------

          From September 30, 1995                      1.5:1.0
          through December 31, 1996

          From January 1, 1997 and                     2.0:1.0
          thereafter

     10.4 INDEBTEDNESS TO NET WORTH RATIO. Borrower and its Subsidiaries (on a consolidated basis) shall maintain a ratio of Indebtedness to Net Worth of less than 3.00:1.00 measured at the end of each Fiscal Quarter with the first measurement period ending June 30, 1995.

     10.5 CURRENT RATIO. The ratio of Consolidated Current Assets to Consolidated Current Liabilities (excluding Indebtedness under "revolving" loans) shall not be less than 1.5:1.0.

     10.6 PROFITS. Borrower and its Subsidiaries (on a consolidated basis) shall not have a loss, determined in accordance with GAAP, for any two
               (2) consecutive Fiscal Quarters.

11.  EVENTS OF DEFAULT

     Any one or more of the following shall constitute an Event of Default by Borrower under this Agreement:

     11.1 PAYMENT. If Borrower fails to pay when due and payable or when declared due and payable, all or any portion of the Obligations (whether of principal, interest, taxes, reimbursement of Out-of-Pocket Fees and Costs, or otherwise) and such failure continues for five (5) days.

     11.2 BREACH OF COVENANTS. If Borrower fails or neglects to perform, keep or observe any term, provision, condition, covenant, or agreement contained in this Agreement, any other Loan Document, or any other present or future agreement between Borrower and Lender and/or evidencing and/or securing the Obligations (other than the Warrant Agreement, the Warrants, and the Co-Sale Agreement) and such failure continues for thirty (30) days after Borrower is notified of such default in writing by Lender. If Borrower fails or neglects to perform, keep or observe any material term, provision, condition, covenant, or agreement contained in the Warrant Agreement, the Warrants, or the Co-Sale Agreement and such failure continues for thirty (30) days after Borrower is notified of such default in writing by Lender.

     11.3 BREACH OF REPRESENTATION. If any representation, warranty, statement, report, or certificate made or delivered by Borrower, or any of its officers, employees or agents on behalf of Borrower, to Lender is false in any material respect when made.

     11.4 ATTACHMENT OR LEVY. If all or any assets of Borrower or any of its Subsidiaries in excess of Fifty Thousand Dollars (U.S. $50,000) in aggregate fair market value are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any Judicial Officer or Assignee for the benefit of creditors unless, with respect to any such assets, such attachment, seizure, writ, warrant or levy shall be dismissed, released or stayed within ninety (90) days of issuance thereof.

     11.5 VOLUNTARY INSOLVENCY. If an Insolvency Proceeding is commenced by Borrower or any of its Subsidiaries, provided that the total assets or revenues of such Person constitute five percent (5%) or more of the consolidated total assets or revenues of Borrower and its Subsidiaries as contained in the most recent financial statements delivered pursuant to Section 9.1(B).

     11.6 INVOLUNTARY INSOLVENCY. If an Insolvency Proceeding is commenced against Borrower or any of its Subsidiaries, provided that the total assets or revenues of such Person constitute five percent (5%) or more of the consolidated total assets or revenues of Borrower and its Subsidiaries contained in the most recent financial statements delivered pursuant to Section 9.1 (B), except that if Borrower or any such Subsidiaries is contesting such Insolvency Proceeding in good faith, such Insolvency Proceeding shall not constitute an Event of Default unless it is not dismissed within sixty (60) days of its commencement.

     11.7 INJUNCTION. If Borrower or any of its Subsidiaries is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs and such injunction is not stayed within a period of fifteen (15) days thereafter.

     11.8 GOVERNMENTAL LIEN. If a notice of Lien, levy or assessment in excess of One Hundred Thousand Dollars (U.S. $100,000), in the aggregate, is filed of record with respect to all or any assets of Borrower or any of its Subsidiaries by the United States, or any department, agency or instrumentality thereof, or by any other Public Authority, or if any taxes or debts owing at any time hereafter to any one or more of such entities in excess of One Hundred Thousand Dollars (U.S. $100,000) in the aggregate, becomes a Lien, whether choate or otherwise, upon all or any assets of such Person and the same is not paid on the payment date thereof or within any applicable grace period.

     11.9 JUDGMENT. If a judgment or other claim in excess of One Hundred Thousand Dollars (U.S. $100,000) becomes a Lien upon all or any assets of Borrower or any of its Subsidiaries and such judgment is not stayed within a period of thirty (30) days thereafter.

    11.10 OTHER INDEBTEDNESS. If there is an event of default in any loan or lease agreement with respect to Indebtedness in excess of One Hundred Thousand Dollars (U.S. $100,000) to which Borrower or any of its Subsidiaries is a party with another Person which will result (upon notice, passage of time, or both) in a right by such Person to accelerate the maturity of the Indebtedness (or to exercise any other right or remedy), whether or not such Person exercises any of its rights and remedies.

    11.11 ERISA REPORTABLE EVENT. If (a) (i) any Reportable Event which Lender determines constitutes grounds for the termination of any Benefit Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any Benefit Plan, shall have occurred and be continuing thirty (30) days after written notice of such determination shall have been given to Borrower by Lender, or any Benefit Plan shall be terminated within the meaning of Title IV of ERISA, or a trustee shall be appointed by the appropriate United States District Court to administer any Benefit Plan, or the PBGC shall institute proceedings to terminate any Benefit Plan; and (ii) in case of any event described above in this SECTION 11.12, the aggregate amount of Borrower's liability under Sections 4062, 4063 or 4064 of

          ERISA shall exceed ten percent (10%) of the consolidated Tangible Net Worth of Borrower and its Subsidiaries; or (b) there is a withdrawal from any Multiemployer Plan as a result of which the aggregate amount of Borrower's liability in relation thereto shall exceed ten percent (10%) of the consolidated Tangible Net Worth of Borrower and its Subsidiaries.


12.  LENDER'S RIGHTS AND REMEDIES

     12.1 RIGHTS AND REMEDIES GENERALLY. Upon the occurrence of an Event of Default, Lender may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

          (A) Declare all Obligations, whether evidenced by this Agreement, the Note, or otherwise, immediately due and payable; PROVIDED, HOWEVER, that, subject at all times to SECTION 2.5, all Obligations shall be immediately due and payable without notice or demand upon an Event of Default under SECTION 11.6 or SECTION
               11.7 hereof caused by an Insolvency Proceeding involving Borrower or any of its Subsidiaries; and

          (B)  Enforce Lender's rights under the Loan Documents.

               Subject at all times to SECTION 2.5, Borrower shall pay all Out-of-Pocket Fees and Costs incurred in connection with Lender's enforcement and exercise of any of its rights and remedies as herein provided, whether or not suit is commenced by Lender.

     12.2 RIGHTS CUMULATIVE. Lender's rights and remedies under this Agreement, all other Loan Documents and all other agreements with Borrower shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided by law or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election or acquiescence by it.


13.  TAXES AND EXPENSES

     If Borrower fail to pay promptly when due to any other Person monies which Borrower is required to pay by reason of any provision in this Agreement, Lender may, but need not, pay the same and charge Borrower' Loan Account therefor, and Borrower shall promptly reimburse Lender. All such sums shall become additional Obligations and shall bear interest at the Default Rate. Any such payments made by Lender shall not constitute: (i) an agreement by

     Lender to make similar payments in the future, or (ii) a waiver by Lender of any Event of Default. Lender need not inquire as to, or contest the validity of, any such expense, tax or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing, and the receipt of any other notice with respect to all other such monies due hereunder shall be prima facia evidence that the same was validly due and owing.


14.  CERTAIN WAIVERS

     14.1 DEMAND, ETC. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, notice of nonpayment at maturity, notice of intent to accelerate, and notice of acceleration, or any bond or security which might be required by any court prior to allowing Lender to exercise any of Lender's remedies, including the issuance of an immediate writ of possession, the release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, documents, instruments, chattel paper, and guarantees at any time held by Lender on which Borrower may in any way be liable, the benefit of all valuation, appraisement and exemption laws, and any right to require a marshalling of assets by Lender.

     14.2 [Reserved]

15.  NOTICES

     Except as otherwise expressly provided herein, any notice required or desired to be served, given or delivered hereunder shall be in the form and manner specified below, and shall be addressed to the party to be notified as follows:

     If to Borrower:                    c/o Kleer Vu Plastics Corporation
                                        921 West Artesia Blvd.
                                        Compton, CA  90220
                                        Attention:  David  W.  Hardee
                                        Telecopier:  (310)   604-1174

     with a copy to:                    Skadden, Arps, Slate, Meagher & Flom
                                        300 S. Grand Avenue, Suite 3400
                                        Los Angeles, CA 90071
                                        Attention: Jerome L. Coben
                                        Telecopier: (213) 687-5600

     If to Lender to:                   Signal Resources, a California general
                                        partnership
                                        1207 Mahalo Drive
                                        Compton, CA 90220
                                        Attention: David Hardee
                                        Telecopier: (310) 898-1311
     or to such other address as each party designates to the other by notice in the manner herein prescribed. Notice shall be deemed given hereunder if (i) delivered personally or otherwise actually received, (ii) sent by overnight delivery service, (iii) mailed by first-class United States mail, postage prepaid, registered or certified, with return receipt requested, or
     (iv) sent via telecopy machine with a duplicate signed copy sent on the same day as provided in clause (ii) above. Notice mailed as provided in clause (iii) above shall be effective upon the expiration of three (3) Business Days after its deposit in the United States mail, and notice telecopied as provided in clause (iv) above shall be effective upon receipt of such telecopy if the duplicate signed copy is sent under clause (iii) above. Notice given in any other manner described in this section shall be effective upon receipt by the addressee thereof; PROVIDED, HOWEVER, that if any notice is tendered to an addressee and delivery thereof is refused by such addressee, such notice shall be effective upon such tender unless otherwise expressly set forth in such notice.

16.  CHOICE OF LAW AND VENUE

     This Agreement shall be deemed to have been made in the State of California and the validity of this Agreement, its construction, interpretation and enforcement, shall be determined under, governed by and construed in accordance with the laws of the State of California, without giving effect to conflicts of law principles. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated only in the state and federal courts located in the County of Los Angeles, State of California, or, at the option of Lender, any court in which Lender determines that it is necessary or appropriate to initiate legal or equitable proceedings in order to exercise, preserve, protect or defend any of its rights and remedies under the Loan Documents or otherwise. Borrower waives any right it may have to assert the doctrine of forum non conveniens or to object to such venue and hereby consents to any court ordered relief. Borrower hereby waives personal service of process and agrees that a summons and complaint commencing an action or proceeding in any such court shall be properly served by registered or certified mail to Borrower. Should Borrower fail to appear or answer any summons, complaint, process or papers so served within thirty (30) days after the mailing or other service thereof, it shall be deemed in default and an order of judgment may be entered against it as demanded or prayed for in such summons, complaint, process or papers. The choice of forum set forth in this SECTION 16 shall not be deemed to preclude the enforcement of any judgment obtained in such forum, or the taking of any action under this Agreement to enforce the same, in any appropriate jurisdiction.


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


     17.  INDEMNITY

     Borrower shall indemnify, hold harmless and defend Lender and its respective partners, directors, officers, agents, counsel and employees ("INDEMNIFIED PERSONS") from and against all losses, claims, damages, costs, expenses and liabilities, including without limitation, fees which may be asserted by brokers or other intermediaries and claims asserted by holders of Borrower's securities (collectively, "LOSSES"), whether such Losses arise or notice thereof is received by the Indemnified Person while the Loan is outstanding or after termination of this Agreement, incurred by any of them arising principally out of or relating to this Agreement or any other transaction contemplated hereby except for any such losses caused by the gross negligence or willful misconduct of such Indemnified Persons, and shall reimburse Lender and each other Indemnified Person for any expenses (including in connection with the investigation of, preparation for or defense of any actual or threatened claim, action or proceeding arising therefrom (including any such costs of responding to discovery requests or subpoenas), regardless of whether Lender or Indemnified Person is a party thereto). Each Indemnified Person may select its own counsel with respect to any Losses and shall be indemnified therefor hereunder.


18.  GENERAL PROVISIONS

     18.1 ACCEPTANCE. This Agreement shall be binding and deemed effective when executed by Borrower and accepted and executed by Lender.

     18.2 BINDING AGREEMENT. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; PROVIDED, HOWEVER, that Borrower may not assign this Agreement or any rights hereunder without Lender's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Lender shall release Borrower from its Obligations. Lender may assign this Agreement and its rights and duties hereunder, and Borrower shall execute and deliver such documents in connection with such assignment as Lender or such assignee may reasonably request. Lender reserves the right to sell, assign, transfer, negotiate or, grant participations in all or any part of, or any interest in Lender's rights and benefits hereunder. In connection therewith, Lender may disclose all documents and information which Lender now or hereafter may have relating to Borrower or Borrower's business.

     18.3 SECTION HEADINGS. Section headings and section numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each paragraph applies equally to this entire Agreement.


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


     18.4 CONSTRUCTION. This Agreement has been negotiated and reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

     18.5 SEVERABILITY. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

     18.6 ENTIRE AGREEMENT; PMF'S BENEFICIARY STATUS. This Agreement cannot be changed or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations, if any, are merged into this Agreement. Subject to the following sentences of this SECTION 18.6, this Agreement may be amended only by a written agreement signed by duly authorized officers of Borrower and Lender. As long as the Senior Subordinated Loan (or any portion thereof) remains outstanding, PMF shall be entitled to enforce the provisions of SECTION 2.5 and the Roll-Over Certificate delivered by Lender pursuant to SECTION 5 of this Agreement. In addition, this Agreement may not be amended without the written consent of PMF.

     18.7 NO FIDUCIARY RELATIONSHIP, PARTNERSHIP OR JOINT VENTURE. No provision herein or in any of the other Loan Documents and no course of dealing between the parties hereto shall be deemed to create any fiduciary relationship between Lender and Borrower nor to create any partnership or joint venture between Lender and Borrower.

     18.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

     18.9 ADDITIONAL LOANS. The parties understand that if the Additional Loans are made, the terms of such Additional Loans shall be substantially identical to the terms of this Agreement and this Agreement may be amended to provide for such Additional Loans.

19.  WAIVER OF JURY TRIAL.

     BORROWER AND LENDER ACKNOWLEDGE THAT THE RIGHT TO A TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT THAT THE RIGHT MAY BE WAIVED. BORROWER AND LENDER EACH KNOWINGLY, VOLUNTARILY, IRREVOCABLY AND WITHOUT COERCION, WAIVE ALL RIGHTS TO TRIAL BY JURY OF ALL DISPUTES BETWEEN THEM. NEITHER LENDER NOR BORROWER SHALL BE DEEMED TO HAVE GIVEN UP THIS WAIVER OF JURY TRIAL UNLESS THE PARTY CLAIMING THAT THIS WAIVER HAS BEEN RELINQUISHED HAS A WRITTEN INSTRUMENT SIGNED BY THE OTHER PARTY STATING THAT THIS WAIVER HAS BEEN GIVEN UP. IN

THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

     IN WITNESS WHEREOF, Borrower and Lender have executed and delivered this Agreement.

                                        "Borrower"

                                        KLEER-VU INDUSTRIES, INC.



                                        By: /s/ David W. Hardee
                                           ---------------------------
                                                  (Signature)

                                                  David W. Hardee
                                        ------------------------------
                                                  (Print Name)

                                        Title:  President
                                              --------------------------------
                                        Date:   April 28, 1995
                                              --------------------------------

                                        "Lender"

                                        SIGNAL RESOURCES, a California general
                                        partnership

                                        By: /s/ David W. Hardee
                                           -----------------------------------
                                                  (Signature)

                                                  David W. Hardee
                                        --------------------------------------
                                                  (Print Name)

                                        Title:  President
                                               -------------------------------
                                        Date:   April 28, 1995
                                              --------------------------------



Exhibit   A    -    Note
Exhibit   B    -    Warrant Purchase Agreement
Exhibit   C    -    Co-Sale Agreement
Exhibit   D    -    Financial Projections
Exhibit   E    -    Subordination Agreement
Exhibit   F    -    Roll-Over Certificate

Schedule  6.8  - Actions or Proceedings
Schedule  6.11 - Conduct of Business

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